Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma to Hold Annual Meeting of Stockholders on June 22, 2011

INCLINE VILLAGE, NV, April 18, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the company will hold its annual meeting of stockholders on Wednesday, June 22, 2011 at 10:00 a.m. Pacific Time for all stockholders of record on April 25, 2011. The meeting will take place at the Hyatt Regency Hotel in Incline Village, Nevada.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.